Exhibit T3D

No. S-163083
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291

OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, c. 57

AND AMENDMENTS THERETO

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT

BETWEEN TERRACE ENERGY CORP. AND

THE NOTEHOLDERS OF TERRACE ENERGY CORP.

TERRACE ENERGY CORP.

PETITIONER

ORDER MADE AFTER APPLICATION
(FINAL ORDER)

BEFORE THE HONOURABLE	)	WEDNESDAY, THE 11TH DAY OF
JUSTICE KELLEHER	)
	)	MAY, 2016

ON THE APPLICATION of the Petitioner, Terrace Energy Corp., coming on for hearing at Vancouver, British Columbia on the 11th day of May, 2016 and on hearing Rod Talaifar, counsel for the Petitioner;

AND UPON READING the Petition herein, the Interim Order of Master Tokarek, pronounced April 8, 2016, Affidavit #1 of William McCartney sworn April 6, 2016 and Affidavit #2 of William McCartney sworn May 9, 2016;

AND UPON the requisite approval of the holders (the “Noteholders”) of the aggregate of $38,590,000 outstanding 8% convertible unsecured notes of the Petitioner due April

2, 2018, having been obtained at the special meeting of the Noteholders of the Petitioner held on May 9, 2016;

AND UPON IT APPEARING that adequate notice of the time and place of Hearing of this application was given to the Noteholders of the Petitioner;

AND UPON IT APPEARING that all Noteholders of the Petitioner had a right to appear and be heard at the Hearing and make submissions, and none did so;

AND UPON CONSIDERING the fairness to the parties affected thereby of the terms and conditions of the arrangement provided for in the amended plan of arrangement attached hereto as Schedule “A” (the “Arrangement”) and of the transactions contemplated by the Arrangement;

AND UPON IT APPEARING that the terms and conditions of the Arrangement may properly be approved by this Honourable Court;

AND UPON BEING ADVISED by Counsel for the Petitioner that this Honourable Court’s approval of the Arrangement and its determination that the Arrangement is fair to the persons to be issued securities or to have securities made issuable to them pursuant to the Arrangement will serve as the basis of a claim to an exemption from the registration requirements of the United States Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof, regarding the issuance and exchange of unsecured convertible notes of the Petitioner to the Noteholders.

THIS COURT ORDERS AND DECLARES that:

1.                                                                                      pursuant to section 291(4)(c) of the Business Corporations Act, S.B.C. 2002, c. 57, as amended (the “BCBCA”), the Arrangement as provided for in the Plan of Arrangement attached hereto as Schedule “A”, including the terms and conditions thereof and the distributions, issuances, exchanges and/or adjustments of securities contemplated therein, is procedurally and substantively fair and reasonable to the Noteholders of the Petitioner;

2.                                                                                      pursuant to section 291(4)(a) of the BCBCA, the Arrangement as provided for in the plan of arrangement attached hereto as Schedule “A”, including the terms and conditions thereof and the distributions, issuances, exchanges, and/or adjustments of securities contemplated therein, be and is hereby approved by this Court; and

3.                                                                                      the Petitioner shall be entitled, at any time, to seek leave to vary this Order, to seek the advice and direction of this Court as to the implementation of this Order or to apply for such further Order or Orders as may be appropriate.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

APPROVE AS TO FORM:

/s/ Rod Talaifar
Rod Talaifar
Counsel for the Petitioner

BY THE COURT

/s/ S.F. Kelleher
REGISTRAR

SCHEDULE “A”

(Please see attached.)

PLAN OF ARRANGEMENT

UNDER DIVISION 5 OF PART 9 OF

THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

S.B.C. 2002, c.57

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Definitions: In this plan of arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(a)                                 “2014 Arrangement” means the plan of arrangement of the Company previously completed on October 15, 2014, whereby the Old Notes were exchanged for the Notes;

(b)                                 “Accrued Note Interest” means all accrued and unpaid interest under the Old Notes, the Notes or the Indenture, up to and including, the Effective Date;

(c)                                  “Arrangement” means the arrangement under the Arrangement Provisions pursuant to which the Company is proposing to distribute to the Terrace Noteholders the New Notes in exchange for the Notes, and which is set out in detail in this Plan of Arrangement;

(d)                                 “Arrangement Provisions” means Division 5 of Part 9 — Arrangements of the BCBCA;

(e)                                  “Arrangement Resolution” means the resolution of the Terrace Noteholders approving the Plan of Arrangement which is to be considered at the Meeting;

(f)                                   “BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c.57, as may be amended, restated or replaced from time to time;

(g)                                  “Board” means the board of directors of Terrace;

(h)                                 “Business Day” means a day which is not a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

(i)                                     “Circular” means the notice of the Meeting and accompany management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Terrace Noteholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

(j)                                    “co-Trustee” means Computershare Trust Company, N.A., as United States co-trustee under the New Indenture;

(k)                                 “Court” means the Supreme Court of the British Columbia;

(l)                                     “Effective Date” means the date upon the Arrangement becomes effective;

(m)                             “Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date (or such other time on the Effective Date that the Board determines);

(n)                                 “Final Order” means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal (provided that any such amendment is acceptable to the Company);

(o)                                 “Indenture” means the indenture entered into between the Company, Computershare Trust Company of Canada, as trustee and Computershare Trust Company, N.A., as U.S. co-trustee on October 15, 2014 pursuant to which the Notes were issued, which contains the terms and conditions governing the Notes and such other terms and conditions customary for such indentures;

(p)                                 “Interim Order” means the interim order of the Court made pursuant to section 291 of the BCBCA, providing for, among other things, the calling and holding of the Meeting;

(q)                                 “Letter of Transmittal” means the letter of transmittal forwarded by the Company to the Terrace Noteholders together with the Circular;

(r)                                    “Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(s)                                   “Meeting” means the special meeting of Terrace Noteholders, including any adjournment(s) or postponement(s) thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

(t)                                    “New Indenture” means the new indenture to be entered into between the Company, the Trustee and the co-Trustee pursuant to which the New Notes are to be issued, which shall contain the terms and conditions governing the New Notes including those set forth in Schedule “A” hereto and such other terms and conditions customary for such indentures in a form and substance satisfactory to Terrace and the Trustee and as set forth in the Circular;

(u)                                 “New Notes” means new convertible secured notes of the Company due April 2, 2021, in the aggregate principal amount of up to $38,590,000, which notes shall be issued under the New Indenture, having substantially the terms and conditions set forth in Schedule “A” hereto, which notes the Company plans to distribute to the holders of Notes pursuant to section 3.1(c) of this Plan of Arrangement;

(v)                                 “Notes” means the aggregate of $38,590,000 outstanding 8% convertible unsecured notes of the Company due April 2, 2018;

(w)                               “Old Notes” means the 8% convertible unsecured notes issued on April 2, 2013, June 3, 2013 and June 26, 2013, which were cancelled pursuant to the 2014 Arrangement and, prior to the Effective Time, represent the right to receive Notes pursuant to the 2014 Arrangement;

(x)                                 “Plan of Arrangement” means this Plan of Arrangement, as may be amended or restated from time to time;

(y)                                 “Tax Act” means the Income Tax Act (Canada), as may be amended, restated or replaced from time to time;

(z)                                  “Terrace” or the “Company” means Terrace Energy Corp., a company existing under the BCBCA;

(aa)                          “Terrace Noteholders” means the holders of the Notes as of the Effective Time;

(bb)                          “Trustee” means Computershare Trust Company of Canada, the trustee under the New Indenture; and

(cc)                            “TSX-V” means the TSX Venture Exchange.

1.2                               Interpretation Not Affected by Headings: The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.  Unless otherwise specifically indicated, the terms “this Plan of Arrangement”, “hereof”, “hereunder” and similar expressions refer to this Plan of Arrangement as a whole and not to any particular article, section, subsection, paragraph or subparagraph and include any agreement or instrument supplementary or ancillary hereto.

1.3                               Number, Gender and Persons: Unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and words importing a person shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4                               Meaning: Undefined words and phrases used herein that are defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.5                               Date for any Action:  If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6                               Currency:  Unless otherwise stated, all references herein to amounts of money are expressed in lawful currency of Canada.

1.7                               Governing Law: This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

ARTICLE 2
PURPOSE AND EFFECT

2.1                               Binding Effect: The Arrangement will become effective and, and be binding at and after, the Effective Time in accordance with its terms on the Company and all Terrace Noteholders, without any further act or formality required on the part of any person, except as expressly provided herein.

2.2                               Corporate Authorizations: The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan of Arrangement involving corporate action of Terrace will occur and be effective as of the Effective Date, and will be authorized and approved under the Arrangement and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes without any requirement of further action by holders of Notes, shareholders, directors or officers of Terrace, other than as contemplated herein or in the Final Order.

ARTICLE 3
THE ARRANGEMENT

3.1                               The Arrangement: At the Effective Time, the following shall occur and be deemed to occur in the following chronological order without further act or formality, notwithstanding anything contained in the provisions attaching to any of the Notes:

(a)                                 Terrace, the Trustee and the co-Trustee shall enter into the New Indenture;

(b)                                 all Accrued Note Interest shall be previously cancelled;

(c)                                  each $1,000 of principal amount of outstanding Notes will be irrevocably and finally exchanged for one (1) New Note and the holders of the Notes will be removed from the register(s) of Notes of the Company and will be added to the register of New Notes as the holders of the number of New Notes that they have received on the exchange;

(d)                                 all of the issued Notes outstanding immediately prior to the Effective Time and any Accrued Note Interest or penalties accrued thereunder will be cancelled with the appropriate entries being made in the register(s) of Notes of the Company;

(e)                                  each holder of Notes, as at the Effective Time shall and shall be deemed to irrevocably and finally exchange its Notes for the foregoing consideration which shall and shall be deemed to be received in full and final settlement of its Notes, including the cancellation of Accrued Note Interest referenced in section 3.1(b) hereof;

(f)                                   the obligations of Terrace with respect to the Notes of each holder of Notes shall, and shall be deemed to, have been irrevocably and finally extinguished and each holder of Notes shall have no further right, title or interest in or to the Notes, including in respect of the Accrued Note Interest; and

(g)                                  the Notes will not entitle any holder of Notes to any compensation or participation other than as expressly provided for in this Plan of Arrangement and shall be cancelled and will thereupon be null and void, and the obligations of Terrace thereunder or in any way related thereto shall be satisfied and discharged.

3.2                               No Fractional Notes: Notwithstanding section 3.1, no fractional New Notes shall be distributed to the Terrace Noteholders and, as a result, all fractional amounts arising under such sections shall be rounded down to the next whole number.

3.3                               Arrangement Effectiveness: The Arrangement shall become final and conclusively binding on the Terrace Noteholders and the Company at the Effective Time.

3.4                               Post-Effective Time Procedures:  Subject to the provisions of Article 4, and upon the return of a properly completed Letter of Transmittal by a registered former Terrace Noteholder together with the certificate(s) representing Notes and such other documents as the Trustee may require, former Terrace Noteholders shall be entitled to receive delivery of the certificate(s) representing the New Notes to which they are entitled pursuant to section 3.1(c).

3.5                               Supplementary Actions: Notwithstanding that the transactions and events set out in section 3.1 shall occur and shall be deemed to occur in the chronological order therein set out without any act or formality, the Company shall be required to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to give effect to, or further document or evidence, any of the transactions or events set out in section 3.1, including, without limitation, any resolutions of directors authorizing the issuance, transfer or redemption of shares, any share transfer powers evidencing the transfer of shares and any receipt therefore, and any necessary additions to or deletions from share registers.

ARTICLE 4
DELIVERY OF NEW NOTES

4.1                               Surrender of Notes: Following the later of the Effective Date and the surrender to the Trustee for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Notes that were exchanged under the Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Trustee may reasonably require, the Terrace Noteholder of such surrendered certificate will be entitled to receive in exchange therefor, the New Notes which such Terrace Noteholder has the right to receive under the Arrangement for such Notes, and any certificate so surrendered will forthwith be cancelled.

4.2                               Issue of New Notes:  Upon surrender to the Trustee for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Notes that were exchanged for New Notes in accordance with section 4.1 hereof together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Trustee may reasonably require, the Trustee shall deliver to such holder following the Effective Time, a certificate or certificates representing the New Notes that such holder is entitled to receive in accordance with section 3.1(c).

4.3                               Right to Exchange:  After the Effective Time and until surrendered for cancellation as contemplated by section 4.2, each certificate that immediately prior to the Effective Time represented Notes shall be deemed at all times to represent only the right to receive in exchange therefor the New Notes that the holder of such certificate is entitled to receive in accordance with section 3.1(c).  Notwithstanding the foregoing, if, prior to the time of surrender of the certificate representing Notes, the New Notes have been redeemed or matured in accordance with their terms, the Notes shall then be deemed to represent only the right to receive in exchange therefor an amount, without interest, in cash equal to the aggregate amount of the principal payment with a payment date after the Effective Time theretofore paid with respect to such New Notes.

4.4                               Old Notes: The rights of holders of certificates that represented Old Notes prior to the effectiveness of the 2014 Arrangement to receive certificates representing Notes who have not surrendered and exchanged such certificates in accordance with the 2014 Arrangement prior to the Effective Time shall, after the Effective Time, be deemed to represent the right to receive certificates representing New Notes instead of Notes.

4.5                               Lost Certificates:  If any certificate, that immediately prior to the Effective Time represented Notes that were exchanged for New Notes in accordance with section 3.1(c), shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Trustee shall deliver in exchange for such lost, stolen or destroyed certificate, the New Notes that such holder is entitled to receive in accordance with section 3.1(c).  When authorizing such delivery of New Notes that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such New Notes are to be delivered shall, as a condition precedent to the delivery of such New Notes, give a bond satisfactory to the Company and the Trustee in such amount as the Company and the Trustee may direct, or otherwise indemnify the Company and the Trustee in a manner satisfactory to the Company and the Trustee, against any claim that may be made against the Company or the Trustee with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles and notice of articles of Terrace.

4.6                               Principal Payments: No principal payment made after the Effective Time with respect to the New Notes shall be delivered to the holder of any un-surrendered certificate that, immediately prior to the Effective Time, represented outstanding Notes unless and until the holder of such certificate shall have complied with the provisions of sections 4.1 and 4.2.  Subject to applicable law and section 4.6, at the time of such compliance, there shall, in addition to the delivery of the New Notes to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the principal payment with a payment date after the Effective Time theretofore paid with respect to such New Notes.

4.7                               Withholding Rights:  Terrace and the Trustee shall be entitled to deduct and withhold from any New Notes deliverable to any person hereunder and from any other amounts payable to any Terrace Noteholder such amounts as Terrace or the Trustee is required or permitted to deduct and withhold therefrom under any provision of applicable laws in respect of taxes.  To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Plan of Arrangement as having been paid to the person to whom such amounts would otherwise have been paid.

4.8                               Limitation and Proscription: To the extent that a holder of Notes as of immediately preceding the Effective Time shall not have complied with the provisions of sections 4.1 or 4.4 on or before the date that is six (6) years after the Effective Date (the “Final Proscription Date”), then the New Notes that such former holder of Notes was entitled to receive shall automatically be cancelled without any payment of principal or any other amounts in respect thereof and the Trustee shall cancel any certificates in respect of such New Notes. The payment of principal and interest in respect of the Notes to which the Terrace Noteholder was entitled shall be terminated as of the Final Proscription Date.

4.9                               No Liens:  Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens, restrictions, adverse claims or other claims of third parties of any kind.

4.10                        Paramountcy:  From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Notes and the Indenture issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Notes and Terrace in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of actions, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Notes shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

4.11                        Deeming Provision: In this Plan of Arrangement, the deeming provisions are not rebuttable and are conclusive and irrevocable.

ARTICLE 5
CONDITIONS PRECEDENT

5.1                               Conditions Precedent: The implementation of this Plan of Arrangement shall be conditional upon the fulfillment, satisfaction or waiver by the Company of the following conditions precedent:

(a)                                 this Plan of Arrangement shall have been approved at the Meeting, with or without amendment, in accordance with the Interim Order;

(b)                                 all other consents, orders, regulations and approvals required, necessary or desirable for the completion of the Arrangement, including any required approval of the TSX-V, must have been obtained or received, each in a form acceptable to the Company;

(c)                                  the Final Order and any other necessary order(s) of the Court with respect to the Arrangement shall have been obtained in a form and substance satisfactory to Terrace, acting reasonably; and

(d)                                 no action shall have been instituted and be continuing, on the Effective Date, for an injunction to restrain, a declaratory judgment in respect of, or damages on account of, or relating to, this Plan of Arrangement or the Notes and no cease trading or similar order with respect to any securities of Terrace shall have become effective or threatened.

ARTICLE 6
AMENDMENTS

6.1                               Amendments Prior to Effective Time: Terrace may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) filed with the Court and, if made following the Meeting, approved by the Court; and (ii) communicated to the Terrace Noteholders, if and as required by the Court.

6.2                               No Notice: Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Terrace at any time prior to or at the Meeting with or without any other prior notice or communication, and, if so proposed and accepted by the Terrace Noteholders voting at the Meeting (other than as may be required under the Interim Order), such amendment, modification or supplement shall become part of this Plan of Arrangement for all purposes.

6.3                               Approval by the Court: Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if it is consented to by Terrace.

6.4                               Administrative Amendments: Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by Terrace, provided that it concerns a matter which, in the reasonable opinion of Terrace, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Terrace Noteholder.

6.5                               Withdrawal: This Plan of Arrangement may be withdrawn prior to the Effective Time in the sole discretion of the Company.

ARTICLE 7
REFERENCE DATE

7.1                               Reference Date: This Plan of Arrangement is dated for reference the 6th day of April, 2016.

SCHEDULE “A”

SUMMARY OF TERMS OF THE NEW NOTES

Issuer:	Terrace Energy Corp.

Notes:	Convertible secured notes (the “New Notes”).

Indenture:

The terms and conditions of the New Notes will be governed by a New Indenture to be entered into between the Issuer and Computershare Trust Company of Canada, as trustee (the “Trustee”) and Computershare Trust Company, N.A., as United States co-trustee.

Interest Rate:

Interest free, but subject to the Maturity Bonus (as described below). The noteholders shall forgive all outstanding interest and penalties accrued on the Notes up to and including the effective date of the note exchange.

Conversion:

The New Notes will be convertible into fully paid and non-assessable common shares of the Issuer at the option of the holder thereof at any time prior to the earlier of 4:00 p.m. (Vancouver time) on the date that is the business day before eight business days immediately preceding the Maturity Date and 4:00 p.m. (Vancouver time) on the last Business Day immediately preceding the date fixed for redemption specified by the Issuer for redemption of the New Notes at the conversion price in effect on the date of conversion, which shall be $0.50 per common share as of the date of issuance of the New Notes, subject to adjustment as provided in the New Indenture (the “Conversion Price”).

Maturity Date:	April 2, 2021.

Redemption at the Option of the Issuer:

The New Notes may be redeemed for cash in whole or in part at any time and from time to time at the option of the Issuer, except under certain circumstances after the sale or other disposal of all or substantially all of the assets of the Company, on not more than 50 days and not less than 30 days prior notice at a price equal to:

(a)         if such notice is given within 180 days prior to the Maturity Date, 102.5% of the par amount of the New Notes; or

(b)         if such notice is given prior to 180 days prior to the Maturity Date, at par.

Optional Common Share Redemption:

If, prior to the Maturity Date, the closing price the Issuer’s common shares on the TSX-V (or such other stock exchange or quotation system on which the Issuer’s common shares are then listed or quoted) is equal to or greater than 140% of the Conversion Price for 30 consecutive trading days, the New Notes may be redeemed for common shares of the Issuer at the Conversion Price in whole or in part from time to time at the option of the Issuer on not less than 30 days prior notice, provided that the date of such notice is no later than five trading days following the last trading day of such 30 consecutive trading day period.

Maturity Bonus:

On the Maturity Date, the Issuer will deliver to the Trustee a certified cheque or wire transfer in the aggregate total principal amount payable in respect of the New Notes then outstanding, along with a bonus payment (the “Maturity Bonus”), equal to 5% of the aggregate total principal amount of the New Notes. The Maturity Bonus will be payable, at the Issuer’s election, in cash or through the issuance of common shares of the Issuer at a price equal to the volume weighted average of the Issuer’s common shares on its principal stock exchange for the 10 trading days prior to any such issuance.

Ranking:

The New Notes are the Issuer’s secured obligations and are guaranteed by a general security agreement against all of the property of the Issuer. Accordingly, the New Notes will rank:

•                    equal in right of payment to all of the Issuer’s existing and future secured indebtedness, subject to customary permitted encumbrances; and

•                    senior in right of payment with all of the Issuer’s existing and future unsecured indebtedness.

Offer on Sale of Assets

In certain circumstances, if the Issuer sells, transfers, leases, conveys, or otherwise disposes of all or substantially all of its properties and assets on a consolidated basis (a “Sale Transaction”) and does not: (i) utilize the net proceeds (less reasonable selling costs and any associated taxes) to repay the secured indebtedness of the Issuer and/or its affiliates; or (ii) reinvest at least 50% of the net proceeds thereof (less reasonable selling costs and any associated taxes) in the business of the Issuer and/or its affiliates within 365 days of the closing date of such Sale Transaction, the Issuer will be required to offer to purchase all of the outstanding New Notes at a cash purchase price equal to 100% of the principal amount of the New Notes on the terms and conditions set forth in the New Indenture.

Other Terms of New Notes:	Customary/substantially the same terms as the Issuer’s Notes.

Form of the New Notes:

The New Notes will be issued in denominations of $1,000 and integral multiples of $1,000.  The New Notes will initially be issued in the form of one or more global notes and/or one or more definitive notes at the option of the Issuer. The global notes will be registered in the name of the depository which, as of the date hereof, shall be CDS Clearing and Depository Services Inc. (or any nominee of the depository). The definitive notes will be registered in the names of each holder thereof. New Notes may be issued in certificate or uncertificated form.  All New Notes bearing a U.S. legend as set forth in the New Indenture shall be in certificated form only.

NO. S-163083

VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291

OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, c. 57

AND AMENDMENTS THERETO

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT

BETWEEN TERRACE ENERGY CORP. AND

THE NOTEHOLDERS OF TERRACE ENERGY CORP.

TERRACE ENERGY CORP.

PETITIONER

ORDER MADE AFTER APPLICATION
(FINAL ORDER)

Rod Talaifar

Sangra Moller LLP

Barristers and Solicitors

1000 Cathedral Place

925 West Georgia Street

Vancouver, BC  V6C 3L2

Facsimile: (604) 669-8803